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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                                 (Rule 13d-102)

                 Information to be Included in Statements Filed
          Pursuant to Rule 13d-1(b)(c), and (d) and Amendments thereto
                         Filed Pursuant to Rule 13d-2(b)

                          Axis Capital Holdings Limited
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                     2677606
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 2004
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

      |_|   Rule 13d-1(b)
      |_|   Rule 13d-1(c)
      |X|   Rule 13d-1(d)

      * The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

      The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  SCHEDULE 13G

Issuer: Axis Capital Holdings Limited                          CUSIP No. 2677606
--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    J.P. Morgan Partners (BHCA), L.P.
    13-3371826
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                         (a) |_|
                                                                         (b) |_|
--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION

    Delaware
--------------------------------------------------------------------------------
                  5    SOLE VOTING POWER

                       5,792,820 shares of Common Stock
                  --------------------------------------------------------------
  NUMBER OF       6    SHARED VOTING POWER
    SHARES
 BENEFICIALLY
   OWNED BY       --------------------------------------------------------------
     EACH         7    SOLE DISPOSITIVE POWER
  REPORTING
    PERSON             5,792,820 shares of Common Stock
     WITH         --------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER


--------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    5,792,820 shares of Common Stock

10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See
    Instructions)                                                        |_|

11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    3.7%
--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*

    PN
--------------------------------------------------------------------------------

                                  SCHEDULE 13G

Issuer: Axis Capital Holdings Limited                          CUSIP No. 2677606
--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    J.P. Morgan Partners Global Investors, L.P.
    13-4197054
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                         (a) |_|
                                                                         (b) |_|
--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION

    Delaware
--------------------------------------------------------------------------------
                  5    SOLE VOTING POWER

                       29,580 Shares of Common Stock
                  --------------------------------------------------------------
  NUMBER OF       6    SHARED VOTING POWER
    SHARES
 BENEFICIALLY          29,580 Shares of Common Stock
   OWNED BY       --------------------------------------------------------------
     EACH         7    SOLE DISPOSITIVE POWER
  REPORTING
    PERSON
     WITH         --------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER


--------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    29,580 Shares of Common Stock

10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)

                                                                           |_|

11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    .02%
--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*

    PN
--------------------------------------------------------------------------------

                                  SCHEDULE 13G

Issuer: Axis Capital Holdings Limited                          CUSIP No. 2677606
--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    J.P. Morgan Partners Global Investors A, L.P.
    26-0032493
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |_|
                                                                         (b) |_|
--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION

    Delaware
--------------------------------------------------------------------------------
                  5    SOLE VOTING POWER

                       98,562 Shares of Common Stock
                  --------------------------------------------------------------
  NUMBER OF       6    SHARED VOTING POWER
    SHARES
 BENEFICIALLY
   OWNED BY       --------------------------------------------------------------
     EACH         7    SOLE DISPOSITIVE POWER
  REPORTING
    PERSON             98,562 Shares of Common Stock
     WITH         --------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER


--------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    98,562 Shares of Common Stock

10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                            |_|

11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    .1%
--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*

    PN
--------------------------------------------------------------------------------

                                  SCHEDULE 13G

Issuer: Axis Capital Holdings Limited                          CUSIP No. 2677606
--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    J.P. Morgan Partners Global Investors (Cayman), L.P.
    13-4197057
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |_|
                                                                         (b) |_|
--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION

    Cayman Islands
--------------------------------------------------------------------------------
                  5    SOLE VOTING POWER

                       495,407 Shares of Common Stock
                  --------------------------------------------------------------
  NUMBER OF       6    SHARED VOTING POWER
    SHARES
 BENEFICIALLY
   OWNED BY       --------------------------------------------------------------
     EACH         7    SOLE DISPOSITIVE POWER
  REPORTING
    PERSON             495,407 Shares of Common Stock
     WITH         --------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER


--------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    495,407 Shares of Common Stock

10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                            |_|

11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    .3%
--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*

    PN
--------------------------------------------------------------------------------

                                  SCHEDULE 13G

Issuer Axis Capital Holdings Limited                           CUSIP No. 2677606
--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    J.P. Morgan Partners Global Investors (Cayman) II, L.P.
    26-0005546
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |_|
                                                                         (b) |_|
--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION

    Cayman Islands
--------------------------------------------------------------------------------
                  5    SOLE VOTING POWER

                       55,211 Shares of Common Stock
                  --------------------------------------------------------------
  NUMBER OF       6    SHARED VOTING POWER
    SHARES
 BENEFICIALLY
   OWNED BY       --------------------------------------------------------------
     EACH         7    SOLE DISPOSITIVE POWER
  REPORTING
    PERSON             55,211 Shares of Common Stock
     WITH         --------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER


--------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    55,211 Shares of Common Stock

10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                            |_|

11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    .04%
--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*

    PN
--------------------------------------------------------------------------------

                                  SCHEDULE 13G

Issuer: Axis Capital Holdings Limited                          CUSIP No. 2677606
--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    J.P. Morgan Partners Global Investors (Cayman) III, L.P.
    13-4197063
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |_|
                                                                         (b) |_|
--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION

    Cayman Islands
--------------------------------------------------------------------------------
                  5    SOLE VOTING POWER

                       563,192 Shares of Common Stock
                  --------------------------------------------------------------
  NUMBER OF       6    SHARED VOTING POWER
    SHARES
 BENEFICIALLY
   OWNED BY       --------------------------------------------------------------
     EACH         7    SOLE DISPOSITIVE POWER
  REPORTING
    PERSON             563,192 Shares of Common Stock
     WITH         --------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER


--------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    563,192 Shares of Common Stock

10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                            |_|

11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    .4%
--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*

    PN
--------------------------------------------------------------------------------

                                  SCHEDULE 13G

Issuer: Axis Capital Holdings Limited                          CUSIP No. 2677606
--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    J.P. Morgan Partners Global Investors (Cayman IV), L.P.
    13-4197064
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |_|
                                                                         (b) |_|
--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION

    Cayman Islands
--------------------------------------------------------------------------------
                  5    SOLE VOTING POWER

                       417,789 Shares of Common Stock
                  --------------------------------------------------------------
  NUMBER OF       6    SHARED VOTING POWER
    SHARES
 BENEFICIALLY
   OWNED BY       --------------------------------------------------------------
     EACH         7    SOLE DISPOSITIVE POWER
  REPORTING
    PERSON             417,789 Shares of Common Stock
     WITH         --------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER


--------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    417,789 Shares of Common Stock

10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                            |_|

11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    .3%
--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*

    PN
--------------------------------------------------------------------------------

                                  SCHEDULE 13G

Issuer: Axis Capital Holdings Limited                          CUSIP No. 2677606
--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    J.P. Morgan Partners Global Investors (Cayman/Selldown) III, L.P.
    98-0440874
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |_|
                                                                         (b) |_|
--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION

    Cayman Islands
--------------------------------------------------------------------------------
                  5    SOLE VOTING POWER

                       213,967 Shares of Common Stock
                  --------------------------------------------------------------
  NUMBER OF       6    SHARED VOTING POWER
    SHARES
 BENEFICIALLY
   OWNED BY       --------------------------------------------------------------
     EACH         7    SOLE DISPOSITIVE POWER
  REPORTING
    PERSON             213,967 Shares of Common Stock
     WITH         --------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER


--------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    213,967 Shares of Common Stock

10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                            |_|

11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    .1%
--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*

    PN
--------------------------------------------------------------------------------

                                  SCHEDULE 13G

Issuer: Axis Capital Holdings Limited                          CUSIP No. 2677606
--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    J.P. Morgan Partners Global Investors (Cayman/Selldown) IV, L.P.
    98-0440873
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |_|
                                                                         (b) |_|
--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION

    Cayman Islands
--------------------------------------------------------------------------------
                  5    SOLE VOTING POWER

                       152,834 Shares of Common Stock
                  --------------------------------------------------------------
  NUMBER OF       6    SHARED VOTING POWER
    SHARES
 BENEFICIALLY
   OWNED BY       --------------------------------------------------------------
     EACH         7    SOLE DISPOSITIVE POWER
  REPORTING
    PERSON             152,834 Shares of Common Stock
     WITH         --------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER


--------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    152,834 Shares of Common Stock

10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                            |_|

11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    .1%
--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*

    PN
--------------------------------------------------------------------------------

                                  SCHEDULE 13G

Issuer: Axis Capital Holdings Limited                          CUSIP No. 2677606
--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    J.P. Morgan Capital, L.P.
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |_|
                                                                         (b) |_|
--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION

    Delaware
--------------------------------------------------------------------------------
                  5    SOLE VOTING POWER

                       865,611 Shares of Common Stock
                  --------------------------------------------------------------
  NUMBER OF       6    SHARED VOTING POWER
    SHARES
 BENEFICIALLY
   OWNED BY       --------------------------------------------------------------
     EACH         7    SOLE DISPOSITIVE POWER
  REPORTING
    PERSON             865,611 Shares of Common Stock
     WITH         --------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER


--------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    865,611 Shares of Common Stock

10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                            |_|

11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    .6%
--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*

    PN
--------------------------------------------------------------------------------

                                  SCHEDULE 13G

Issuer: Axis Capital Holdings Limited                          CUSIP No. 2677606
--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    J.P. Morgan Corsair II Offshore Capital Partners, L.P.
    980339267
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |_|
                                                                         (b) |_|
--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION

    Cayman Islands
--------------------------------------------------------------------------------
                  5    SOLE VOTING POWER

                       3,706,111 Shares of Common Stock
                  --------------------------------------------------------------
  NUMBER OF       6    SHARED VOTING POWER
    SHARES
 BENEFICIALLY
   OWNED BY       --------------------------------------------------------------
     EACH         7    SOLE DISPOSITIVE POWER
  REPORTING
    PERSON             3,706,111 Shares of Common Stock
     WITH         --------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER


--------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    3,706,111 Shares of Common Stock

10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                            |_|

11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    2.4%
--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*

    PN
--------------------------------------------------------------------------------

                                  SCHEDULE 13G

Issuer: Axis Capital Holdings Limited                          CUSIP No. 2677606

Item 1.

      (a)   Name of Issuer:

            Axis Capital Holdings Limited

      (b)   Address of Issuer's Principal Executive Offices:

            106 Pitts Bay Road
            Pembroke, HM 08
            Bermuda

Item 2.

      (a)   Name of Person Filing:

            J.P. Morgan Partners (BHCA), L.P. ("JPMP (BHCA)")
            J.P. Morgan Partners Global Investors, L.P. ("JPMP Global")
            J.P. Morgan Partners Global Investors A, L.P. ("JPMP Global A")
            J.P. Morgan Partners Global Investors (Cayman), L.P. ("JPMP Cayman") J.P. Morgan Partners Global Investors (Cayman) II, L.P.
               ("JPMP Cayman II")
            J.P. Morgan Partners Global Investors (Cayman) III, L.P.
               ("JPMP Cayman III")
            J.P. Morgan Partners Global Investors (Cayman) IV, L.P.
               ("JPMP Cayman IV")
            J.P. Morgan Partners Global Investors (Cayman/Selldown) III, L.P.
               ("JPMP Selldown III")
            J.P. Morgan Partners Global Investors (Cayman/Selldown) IV, L.P.
               ("JPMP Selldown IV")
            J.P. Morgan Capital, L.P. ("Morgan Capital")
            J.P. Morgan Corsair II Offshore Capital Partners, L.P. ("Corsair")

            Supplemental information relating to the ownership and control of the person filing this statement is included in Exhibit 2(a) attached hereto.

      (b)   Address of Principal Business Office or, if none, Residence:

            All Reportings Persons (other than Corsair):

            c/o J.P. Morgan Partners, LLC
            1221 Avenue of the Americas
            New York, New York  10020

            Corsair:
            277 Park Avenue
            New York, NY 10172

            See also supplemental information relating to principal business office is included in Exhibit 2(a) attached hereto.

      (c)   Citizenship:

            JPMP (BHCA)       :        Delaware
            JPMP Global       :        Delaware
            JPMP Global A     :        Delaware
            JPMP Cayman       :        Cayman Islands
            JPMP Cayman II    :        Cayman Islands
            JPMP Cayman III   :        Cayman Islands
            JPMP Cayman IV    :        Cayman Islands
            JPMP Selldown III :        Cayman Islands
            JPMP Selldown IV  :        Delaware
            Morgan Capitl     :        Delaware
            Corsair           :        Delaware

                                  SCHEDULE 13G

Issuer: Axis Capital Holdings Limited                          CUSIP No. 2677606


      (d)   Title of Class of Securities (of Issuer):

            Common Stock

      (e)   CUSIP Number:

            2677606

Item 3. If this statement is filed pursuant to ss.ss. 240. 13d-1(b) or 240. 13d-2(b) or (c), check whether the person filing is a:

            Not applicable.

Item 4. Ownership

      (a)   Amount Beneficially Owned:

            JPMP (BHCA):         5,792,820
            JPMP Global:            29,580
            JPMP Global A:          98,562
            JPMP Cayman:           495,407
            JPMP Cayman II:         55,211
            JPMP Cayman III:       563,192
            JPMP Cayman IV:        417,789
            JPMP Selldown III:     213,967
            JPMP Selldown IV:      152,834
            Morgan Capital:        865,611
            Corsair:             3,706,111

      (b)   Percent of Class:

            JPMP (BHCA):                         3.7% (as of December 31, 2004)
            JPMP Global:                         .02% (as of December 31, 2004)
            JPMP Global A:                        .1% (as of December 31, 2004)
            JPMP Cayman:                          .3% (as of December 31, 2004)
            JPMP Cayman II:                      .04% (as of December 31, 2004)
            JPMP Cayman III:                      .4% (as of December 31, 2004)
            JPMP Cayman IV:                       .3% (as of December 31, 2004)
            JPMP Selldown III:                    .1% (as of December 31, 2004)
            JPMP Selldown IV:                     .1% (as of December 31, 2004)
            Morgan Capital:                       .6% (as of December 31, 2004)
            Corsair:                             2.4% (as of December 31, 2004)

      (c)   Number of shares as to which such person has:

            (i)      JPMP (BHCA):         5,792,820
                     JPMP Global:            29,580
                     JPMP Global A:          98,562
                     JPMP Cayman:           495,407
                     JPMP Cayman II:         55,211
                     JPMP Cayman III:       563,192
                     JPMP Cayman IV:        417,789
                     JPMP Selldown III:     213,967
                     JPMP Selldown IV:      152,834
                     Morgan Capital:        865,611
                     Corsair:             3,706,111

                                  SCHEDULE 13G

Issuer: Axis Capital Holdings Limited                          CUSIP No. 2677606

            (ii)     Not applicable

            (iii)    JPMP (BHCA):         5,792,820
                     JPMP Global:            29,580
                     JPMP Global A:          98,562
                     JPMP Cayman:           495,407
                     JPMP Cayman II:         55,211
                     JPMP Cayman III:       563,192
                     JPMP Cayman IV:        417,789
                     JPMP Selldown III:     213,967
                     JPMP Selldown IV:      152,834
                     Morgan Capital:        865,611
                     Corsair:             3,706,111

            (iv)  Not applicable

Item 5.  Ownership of Five Percent or Less of a Class

            Not applicable

Item 6.  Ownership of More than Five Percent on Behalf of Another Person

            Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

            Not applicable.

Item 8. Identification and Classification of Members of the Group

            Not applicable.

Item 9. Notice of Dissolution of Group

            Not applicable.

Item 10. Certification

            Not applicable

                                  SCHEDULE 13G

Issuer: Axis Capital Holdings Limited                          CUSIP No. 2677606

                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 14, 2005

                                         J.P. MORGAN PARTNERS (BHCA), L.P.

                                         By:  JPMP Masterfund Manager, L.P.,
                                              its General Partner

                                         By:  JPMP Capital Corp.,
                                              its General Partner


                                         By: /s/ Jeffrey C. Walker
                                             -----------------------------------
                                             Name:  Jeffrey C. Walker
                                             Title: President


                                         J.P. MORGAN PARTNERS GLOBAL
                                         INVESTORS, L.P.

                                         By:  JPMP Global Investors, L.P.,
                                              its General Partner

                                         By:  JPMP Capital Corp.,
                                              its General Partner


                                         By:   /s/ Jeffrey C. Walker
                                             -----------------------------------
                                              Name:  Jeffrey C. Walker
                                              Title: President


                                         J.P, MORGAN PARTNERS GLOBAL
                                         INVESTORS A, L.P.


                                         By:  JPMP Global Investors, L.P.,
                                              its General Partner

                                         By:  JPMP Capital Corp.,
                                              its General Partner


                                         By:   /s/ Jeffrey C. Walker
                                             -----------------------------------
                                              Name:  Jeffrey C. Walker
                                              Title: President

                                  SCHEDULE 13G

Issuer: Axis Capital Holdings Limited                          CUSIP No. 2677606

                                         J.P. MORGAN PARTNERS GLOBAL
                                         INVESTORS (CAYMAN), L.P.


                                         By:  JPMP Global Investors, L.P.,
                                              its General Partner

                                         By:  JPMP Capital Corp.,
                                              its General Partner


                                         By: /s/ Jeffrey C. Walker
                                             -----------------------------------
                                              Name:  Jeffrey C. Walker
                                              Title: President


                                         J.P. MORGAN PARTNERS GLOBAL
                                         INVESTORS (CAYMAN/SELLDOWN) III, L.P.


                                         By:  JPMP Global Investors, L.P.,
                                              its General Partner

                                         By:  JPMP Capital Corp.,
                                              its General Partner


                                         By:   /s/ Jeffrey C. Walker
                                             -----------------------------------
                                              Name:  Jeffrey C. Walker
                                              Title: President


                                         J.P. MORGAN PARTNERS GLOBAL
                                         INVESTORS (CAYMAN/SELLDOWN) IV, L.P.


                                         By:  JPMP Global Investors, L.P.,
                                              its General Partner

                                         By:  JPMP Capital Corp.,
                                              its General Partner


                                         By:  /s/ Jeffrey C. Walker
                                             -----------------------------------
                                              Name:  Jeffrey C. Walker
                                              Title: President


                                         J.P. MORGAN PARTNERS GLOBAL
                                         INVESTORS (CAYMAN) II, L.P.

                                         By:  JPMP Global Investors, L.P.,
                                              its General Partner

                                         By:  JPMP Capital Corp.,
                                              its General Partner


                                         By:   /s/ Jeffrey C. Walker
                                             -----------------------------------
                                              Name:  Jeffrey C. Walker
                                              Title: President

                                  SCHEDULE 13G

Issuer: Axis Capital Holdings Limited                          CUSIP No. 2677606

                                         J.P. MORGAN PARTNERS GLOBAL
                                         INVESTORS (CAYMAN) III, L.P.


                                         By:  JPMP Global Investors, L.P.,
                                              its General Partner

                                         By:  JPMP Capital Corp.,
                                              its General Partner


                                         By:   /s/ Jeffrey C. Walker
                                             -----------------------------------
                                              Name:  Jeffrey C. Walker
                                              Title: President

                                  SCHEDULE 13G

Issuer: Axis Capital Holdings Limited                          CUSIP No. 2677606

                                         J.P. MORGAN PARTNERS GLOBAL
                                         INVESTORS (CAYMAN) IV, L.P.



                                         By:  JPMP Global Investors, L.P.,
                                              its General Partner

                                         By:  JPMP Capital Corp.,
                                              its General Partner


                                         By:
                                             -----------------------------------
                                              Name:  Jeffrey C. Walker
                                              Title: President


                                         J.P. MORGAN CAPITAL, L.P.


                                         By:  JPMP Capital LLC,
                                              its General Partner


                                         By:  /s/ Jeffrey C. Walker
                                             -----------------------------------
                                              Name:  Jeffrey C. Walker
                                              Title: President


                                         J.P. MORGAN CORSAIR II OFFSHORE
                                         CAPITAL PARTNERS, L.P.


                                         By:  Corsair II Offshore, L.L.C.
                                              its General Partner

                                         By:  Corsair II, L.P.,
                                              its Managing  Member

                                         By:  Corsair II, L.L.C.,
                                              its General Partner


                                         By:    /s/ Jeffrey C. Walker
                                             -----------------------------------
                                              Name:  Amy Knapp
                                              Title:  Chief Financial Officer

                                  SCHEDULE 13G

Issuer: Axis Capital Holdings Limited                          CUSIP No. 2677606

                                  EXHIBIT 2(a)

Item 2. Identity and Background.

      This statement is being filed by J.P. Morgan Partners (BHCA), L.P., a Delaware limited partnership (hereinafter referred to as "JPMP (BHCA)"), whose principal business office is located 1221 Avenue of the Americas, New York, New York 10020. JPMP (BHCA) is engaged in the venture capital, private equity and leveraged buyout business. The general partner of JPMP (BHCA) is JPMP Master Fund Manager, L.P., a Delaware limited partnership (hereinafter referred to as "JPMP Master Fund"), whose principal business office is located at the same address as JPMP (BHCA), and is also engaged directly and indirectly (through affiliates) in the venture capital, private equity and leveraged buyout business. As general partner of JPMP (BHCA), JPMP Master Fund may be deemed to beneficially own the shares held by JPMP (BHCA).

      This statement is also being filed by J.P. Morgan Partners Global Investors, L.P., a Delaware limited partnership ("JPMP Global"), whose principal place of business is located at the same address as JPMP (BHCA); J.P. Morgan Partners Global Investors A, L.P., a Delaware limited partnership ("JPMP Global A"), whose principal place of business is located at the same address as JPMP
(BHCA); J.P. Morgan Partners Global Investors (Cayman), L.P., a limited partnership organized under the laws of the Cayman Islands ("JPMP Cayman"), whose principal place of business is located at the same address as JPMP (BHCA); J.P. Morgan Partners Global Investors (Cayman) II, L.P., a limited partnership organized under the laws of the Cayman Islands ("JPMP Cayman II"), whose principal place of business is located at the same address as JPMP (BHCA); J.P. Morgan Partners Global Investors (Cayman) III, L.P., a limited partnership organized under the laws of the Cayman Islands ("JPMP Cayman III"), whose principal place of business is located at the same address as JPMP (BHCA); and J.P. Morgan Partners Global Investors (Cayman) IV, L.P., a limited partnership organized under the laws of the Cayman Islands ("JPMP Cayman IV"; J.P. Morgan Partners Global Investors (Cayman/Selldown) III, L.P. ("JPMP Selldown") and J.P. Morgan Partners Global Investors (Cayman/Selldown) IV,L.P. ("JPMP Selldown IV") and collectively with JPMP Global, JPMP Global A, JPMP Cayman, JPMP Cayman II and JPMP Cayman III, JPMP Selldown the "Global Fund Entities"), whose principal place of business is located at the same address as JPMP (BHCA) ). Each of the Global Fund Entities is also engaged in the venture capital, private equity and leveraged buyout business. The general partner of each of the Global Fund Entities is J.P. Morgan Partners Global Investors, L.P., a Delaware limited partnership ("JPMP Investors"), whose principal place of business is located at the same address as JPMP (BHCA). JPMP Investors is engaged indirectly in the venture capital, private equity and leveraged buyout business as general partner of each of the Global Fund Entities. As general partner of each of the Global Fund Entities. JPMP Investors may be deemed to beneficially own the shares held by the Global Fund Entities.

      The general partner of each of JPMP Master Fund and JPMP Investors, L.P. is JPMP Capital Corp., a New York corporation (hereinafter referred to as "JPMP Capital Corp."), whose principal business office is located at the same address as JPMP (BHCA), and is also engaged directly and indirectly (through affiliates) in the venture capital, private equity and leveraged buyout business. Set forth in Schedule A hereto and incorporated herein by reference are the names, business addresses, principal occupations and employments of each executive officer and director of JPMP Capital Corp. As the general partner of each of JPMP Master Fund and JPMP Investors, JPMP Capital Corp. may be deemed to beneficially own the shares held by JPMP (BHCA) and the Global Fund Entities.

      This statement is also being filed by J.P. Morgan Capital, L.P., a Delaware limited partnership ("Morgan Capital"), whose principal place of business is located at the same address as JPMP (BHCA) and J.P. Morgan Corsair II Offshore Capital Partners, L.P., a limited partnership organized under the laws of the Cayman Islands ("Corsair"), whose principal place of business is located at 277 Park Avenue New York, New York 10172. Each of Morgan Capital and Corsair is engaged in the private equity and leveraged buyout business. The general partner of Corsair is Corsair II Offshore, L.L.C., a Delaware limited liability company ("Corsair LLC"), whose principal place of business is located at the same address as Corsair. Corsair LLC is also engaged directly and indirectly (through affiliates) in the private equity and leveraged buyout business. The Managing Member of Corsair LLC is Corsair II, L.P., a Delaware limited partnership ("Corsair LP"), whose principal place of business is located at the same address as Corsair. Corsair LP is also engaged directly and indirectly (through affiliates) in the private equity and leveraged buyout business. The general partner of Corsair LP is Corsair II, L.L.C., a Delaware limited liability company ("Corsair II"), whose principal place of business is located at the same address as Corsair. Corsair II is also engaged directly and indirectly (through affiliates) in the private equity and leveraged buyout business. Set forth in Schedule B hereto and incorporated herein by reference are the names, business addresses, principal occupations and employments of each executive officer and director of Corsair II. The Managing Member of Corsair II is J.P. Morgan Investment Partners, L.P., a Delaware limited partnership ("JPM Investment"), whose principal place of business is located at the same address as JPMP (BHCA). JPM Investment is also engaged directly and indirectly (through affiliates) in the private equity and leveraged buyout business.

                                  SCHEDULE 13G

Issuer: Axis Capital Holdings Limited                          CUSIP No. 2677606

      The general partner of Morgan Capital and JPM Investment is JPMP Capital, L.L.C. (formerly known as J.P. Morgan Capital Corporation), a Delaware limited liability company ("JPMP Capital"), whose principal place of business is located at the same address as JPMP (BHCA). JPMP Capital is also engaged directly and indirectly (through affiliates) in the venture capital, private equity and leveraged buyout business. Set forth in Schedule C hereto and incorporated herein by reference are the names, business addresses, principal occupations and employments of each executive officer and director of JPMP Capital. As general partner of Morgan Capital, JPMP Capital may be deemed to beneficially own the shares held by Morgan Capital.

      Each of JPMP Capital Corp. and JPMP Capital is a wholly owned subsidiary of JPMorgan Chase & Co., a Delaware corporation (hereinafter referred to as "JPMorgan Chase") which is engaged (primarily through subsidiaries) in the commercial banking business with its principal office located at 270 Park
Avenue, New York, New York 10017. Set forth in Schedule D hereto and incorporated herein by reference are the names, business addresses, principal occupations and employments of each executive officer and director of JPMorgan Chase.

                                  EXHIBIT 2(b)

                             JOINT FILING AGREEMENT

      The  undersigned  acknowledge  and agree that the  foregoing  statement on
Schedule 13G is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13G shall be filed on behalf of each of the undersigned without the necessity of filing additional joint acquisition statements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him or it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the other, except to the extent that he or it knows or has reason to believe that such information is accurate.

Dated this 14 day of February, 2005.


                                         J.P. MORGAN PARTNERS (BHCA), L.P.

                                         By:  JPMP Masterfund Manager, L.P.,
                                              its General Partner

                                         By:  JPMP Capital Corp.,
                                              its General Partner


                                         By:  /s/ Jeffrey C. Walker
                                             -----------------------------------
                                              Name:  Jeffrey C. Walker
                                              Title: President


                                         J.P. MORGAN PARTNERS GLOBAL
                                         INVESTORS, L.P.

                                         By:  JPMP Global Investors, L.P.,
                                              its General Partner

                                         By:  JPMP Capital Corp.,
                                              its General Partner


                                         By:   /s/ Jeffrey C. Walker
                                             -----------------------------------
                                              Name:  Jeffrey C. Walker
                                              Title: President

                                  SCHEDULE 13G

Issuer: Axis Capital Holdings Limited                          CUSIP No. 2677606

                                         J.P, MORGAN PARTNERS GLOBAL
                                         INVESTORS A, L.P.


                                         By:  JPMP Global Investors, L.P.,
                                              its General Partner

                                         By:  JPMP Capital Corp.,
                                              its General Partner


                                         By:   /s/ Jeffrey C. Walker
                                             -----------------------------------
                                              Name:  Jeffrey C. Walker
                                              Title: President

                                         J.P. MORGAN PARTNERS GLOBAL
                                         INVESTORS (CAYMAN), L.P.


                                         By:  JPMP Global Investors, L.P.,
                                              its General Partner

                                         By:  JPMP Capital Corp.,
                                              its General Partner


                                         By:   /s/ Jeffrey C. Walker
                                             -----------------------------------
                                              Name:  Jeffrey C. Walker
                                              Title: President


                                         J.P. MORGAN PARTNERS GLOBAL
                                         INVESTORS (CAYMAN) II, L.P.


                                         By:  JPMP Global Investors, L.P.,
                                             its General Partner

                                         By:  JPMP Capital Corp.,
                                              its General Partner


                                         By:   /s/ Jeffrey C. Walker
                                             -----------------------------------
                                              Name:  Jeffrey C. Walker
                                              Title: President

                                  SCHEDULE 13G

Issuer: Axis Capital Holdings Limited                          CUSIP No. 2677606

                                         J.P. MORGAN PARTNERS GLOBAL
                                         INVESTORS (CAYMAN) III, L.P.


                                         By:  JPMP Global Investors, L.P.,
                                              its General Partner

                                         By:  JPMP Capital Corp.,
                                              its General Partner


                                         By: /s/ Jeffrey C. Walker
                                             -----------------------------------
                                              Name:  Jeffrey C. Walker
                                              Title: President

                                         J.P. MORGAN PARTNERS GLOBAL
                                         INVESTORS (CAYMAN) IV, L.P.


                                         By:  JPMP Global Investors, L.P.,
                                              its General Partner

                                         By:  JPMP Capital Corp.,
                                              its General Partner


                                         By:
                                             -----------------------------------
                                              Name:  Jeffrey C. Walker
                                              Title: President

                                         J.P. MORGAN PARTNERS GLOBAL
                                         INVESTORS (CAYMAN/SELLDOWN) III, L.P.


                                         By:  JPMP Global Investors, L.P.,
                                              its General Partner

                                         By:  JPMP Capital Corp.,
                                              its General Partner


                                         By:   /s/ Jeffrey C. Walker
                                             -----------------------------------
                                              Name:  Jeffrey C. Walker
                                              Title: President


                                         J.P. MORGAN PARTNERS GLOBAL
                                         INVESTORS (CAYMAN/SELLDOWN) IV, L.P.


                                         By:  JPMP Global Investors, L.P.,
                                              its General Partner

                                         By:  JPMP Capital Corp.,
                                              its General Partner


                                         By:    /s/ Jeffrey C. Walker
                                             -----------------------------------
                                              Name:  Jeffrey C. Walker
                                              Title: President

                                  SCHEDULE 13G

Issuer: Axis Capital Holdings Limited                          CUSIP No. 2677606

                                         J.P. MORGAN CAPITAL, L.P.


                                         By:  JPMP Capital LLC,
                                              its General Partner


                                         By: /s/ Jeffrey C. Walker
                                             -----------------------------------
                                              Name:  Jeffrey C. Walker
                                              Title: President

                                  SCHEDULE 13G

Issuer: Axis Capital Holdings Limited                          CUSIP No. 2677606

                                         J.P. MORGAN CORSAIR II OFFSHORE
                                         CAPITAL PARTNERS, L.P.


                                         By:  Corsair II Offshore, L.L.C.
                                              its General Partner

                                         By:  Corsair II, L.P.,
                                              its Managing  Member

                                         By:  Corsair II, L.L.C.,
                                              its General Partner


                                         By:    /s/ Jeffrey C. Walker
                                             -----------------------------------
                                              Name:  Amy Knapp
                                              Title:  Chief Financial Officer

                                  SCHEDULE 13G

Issuer: Axis Capital Holdings Limited                          CUSIP No. 2677606

                                                                      SCHEDULE A

                               JPMP CAPITAL CORP.

                             Executive Officers(1)

Chief Executive Officer                                 William B. Harrison**
President                                               Jeffrey C. Walker*
Chief Investment Officer                                Arnold L. Chavkin*
Managing Director                                       Srinivas Akkaraju*
Managing Director                                       Christopher Albinson*
Managing Director                                       Dr. Dana Beth Ardi*
Managing Director                                       Richard Aube*
Managing Director                                       Christopher C. Behrens*
Managing Director                                       John Breckenridge*
Managing Director                                       Julie Casella-Esposito*
Managing Director                                       Rodney A. Ferguson*
Managing Director                                       Cornell P. French*
Managing Director                                       Michael R. Hannon*
Managing Director                                       Matthew Lori*
Managing Director                                       Jonathan R. Lynch*
Managing Director                                       Bryan Martin*
Managing Director                                       Sunil Mishra*
Managing Director                                       Stephen P. Murray*
Managing Director                                       Timothy Purcell*
Managing Director                                       John Reardon*
Managing Director                                       Faith Rosenfeld*
Managing Director                                       Shahan D. Soghikian*
Managing Director                                       William Stuck*
Managing Director                                       Patrick J. Sullivan*
Managing Director                                       Timothy J. Walsh*
Managing Director                                       Richard D. Waters, Jr. *
Managing Director                                       Damion E. Wicker, M.D.*

                                  Directors(1)

                              William B. Harrison**
                               Jeffrey C. Walker*

----------
(1)   Each of whom is a United States citizen except for Mr. Irigoin.
* Principal occupation is employee and/or officer of J.P. Morgan Partners, LLC. Business address is c/o J.P. Morgan Partners, LLC, 1221 Avenue of the Americas, New York, New York 10020.
** Principal occupation is employee or officer of J.P. Morgan Chase & Co. Business address is c/o J.P. Morgan Chase & Co., 270 Park Avenue, New York, New York 10017.
(1)   Each of whom is a United States citizen.

                                  SCHEDULE 13G

Issuer: Axis Capital Holdings Limited                          CUSIP No. 2677606

                                                                      SCHEDULE B

                               CORSAIR II, L.L.C.

                             Executive Officers(2)

Chairman                                      Nicholas Paumgarten*
President                                     Ignacio Jayanti*
Vice President                                Kimbill Brooker*
Chief Financial Officer                       Amy Knapp*

                                  Directors(1)

                              Nicholas Paumgarten*
                               Jeffrey C. Walker**
                                 Richard Herbst*

--------
(2)   Each of whom is a United States citizen.
* Principal occupation is employee or officer of J.P. Morgan Chase & Co. Business address is c/o Corsair II, L.L.C. Co., 277 Park Avenue, New York, New York 10172.
** Principal occupation is employee and/or officer of J.P. Morgan Partners, LLC. Business address is c/o J.P. Morgan Partners, LLC, 1221 Avenue of the Americas, New York, New York 10020.

                                  SCHEDULE 13G

Issuer: Axis Capital Holdings Limited                          CUSIP No. 2677606

                                                                      SCHEDULE C
                                JPMP CAPITAL, LLC

                              Executive Officers(1)

President                                               Jeffrey C. Walker*
Chief Investment Officer                                Arnold L. Chavkin*
Managing Director                                       Srinivas Akkaraju*
Managing Director                                       Christopher Albinson*
Managing Director                                       Dr. Dana Beth Ardi*
Managing Director                                       Richard Aube*
Managing Director                                       Christopher C. Behrens*
Managing Director                                       John Breckenridge*
Managing Director                                       Julie Casella-Esposito*
Managing Director                                       Rodney A. Ferguson*
Managing Director                                       Cornell P. French*
Managing Director                                       Michael R. Hannon*
Managing Director                                       Matthew Lori*
Managing Director                                       Jonathan R. Lynch*
Managing Director                                       Bryan Martin*
Managing Director                                       Sunil Mishra*
Managing Director                                       Stephen P. Murray*
Managing Director                                       Timothy Purcell*
Managing Director                                       John Reardon*
Managing Director                                       Faith Rosenfeld*
Managing Director                                       Shahan D. Soghikian*
Managing Director                                       William Stuck*
Managing Director                                       Patrick J. Sullivan*
Managing Director                                       Timothy J. Walsh*
Managing Director                                       Richard D. Waters, Jr. *
Managing Director                                       Damion E. Wicker, M.D.*

                                   Directors(1)

                               Jeffrey C. Walker*

----------
(1)   Each of whom is a United States citizen.
* Principal occupation is employee and/or officer of J.P. Morgan Partners, LLC. Business address is c/o J.P. Morgan Partners, LLC, 1221 Avenue of the Americas, New York, New York 10020.
** Principal occupation is employee or officer of JPMorgan Chase & Co. Business address is c/o JPMorgan Chase & Co., 270 Park Avenue, New York, New York 10017.

                                  SCHEDULE 13G

Issuer: Axis Capital Holdings Limited                          CUSIP No. 2677606

                                                                      SCHEDULE D

                              JPMORGAN CHASE & CO.

                               Executive Officers(1)

Chairman of the Board and Chief Executive Officer       William B. Harrison Jr.*
President and Chief Operating Officer                   James Dimon*
Chief Information Officer                               Austin A. Adams*
Co-Chairman, Investment Bank                            Steven D. Black*
Chief Executive Officer, Card Services                  William I. Campbell*
Chief Financial Officer                                 Michael J. Cavanagh*
Chairman, West Coast Region                             David A. Coulter*
Director of Human Resources, Head of Real
  Estate/Facilities, General Services, Security         John J. Farrell*
Co-General Counsel                                      Joan Guggenheimer*
Director of Corporate Marketing and Communications      Frederick W. Hill*
Head, Commercial Banking                                Samuel Todd Maclin*
Head, Strategy and Business Development                 Jay Mandelbaum*
Co-General Counsel                                      William H. McDavid*
Chief Executive Officer, Treasury &
  Securities Services                                   Heidi Miller*
Head, Retail Financial Services                         Charles W. Scharf*
Executive Vice President, Card Services                 Richard J. Srednicki*
Head, Asset & Wealth Management                         James E. Staley*
Chief Risk Officer                                      Don M. Wilson III*
Co-Chairman, Investment Bank                            William T. Winters*

----------
(1)   Each of whom is a United States citizen.
* Principal occupation is employee or officer of JPMorgan Chase & Co. Business address is c/o JPMorgan Chase & Co., 270 Park Avenue, New York, New York 10017.

                                  SCHEDULE 13G

Issuer: Axis Capital Holdings Limited                          CUSIP No. 2677606

                                  Directors(3)

 Name                        Principal Occupation or Employment;
                             Business or Residence Address
--------------------------------------------------------------------------------
 Hans W. Becherer            Retired Chairman of the Board and
                             Chief Executive Officer
                             Deere & Company
                             c/o JPMorgan Chase & Co.
                             270 Park Avenue
                             New York, New York 10017
--------------------------------------------------------------------------------
 John H. Biggs               Former Chairman and CEO
                             TIAA - CREF
                             c/o JPMorgan Chase & Co.
                             270 Park Avenue
                             New York, New York 10017
--------------------------------------------------------------------------------
 Lawrence A. Bossidy         Retired Chairman of the Board
                             Honeywell International Inc.
                             c/o JPMorgan Chase & Co.
                             270 Park Avenue
                             New York, New York 10017
--------------------------------------------------------------------------------
 Stephen B. Burke            President
                             Comcast Cable Communications, Inc.
                             c/o JPMorgan Chase & Co.
                             270 Park Avenue
                             New York, New York 10017
--------------------------------------------------------------------------------
James S. Crown               President
                             Henry Crown and Company
                             c/o JPMorgan Chase & Co.
                             270 Park Avenue
                             New York, New York 10017
--------------------------------------------------------------------------------
James Dimon                  President and Chief Operating Officer
                             JPMorgan Chase & Co.
                             270 Park Avenue, 8th Floor
                             New York, New York 10017-2070
--------------------------------------------------------------------------------
Ellen V. Futter              President and Trustee
                             American Museum of Natural History
                             c/o JPMorgan Chase & Co.
                             270 Park Avenue
                             New York, New York 10017
--------------------------------------------------------------------------------
 William H. Gray, III        Retired President and Chief Executive Officer
                             The College Fund/UNCF
                             c/o JPMorgan Chase & Co.
                             270 Park Avenue
                             New York, New York 10017
--------------------------------------------------------------------------------

----------
(3)     Each of whom is a United States citizen.

                                  SCHEDULE 13G

Issuer: Axis Capital Holdings Limited                          CUSIP No. 2677606


 Name                        Principal Occupation or Employment;
                             Business or Residence Address
--------------------------------------------------------------------------------
 William B. Harrison, Jr.    Chairman of the Board and Chief Executive Officer
                             JPMorgan Chase & Co.
                             270 Park Avenue, 8th Floor
                             New York, New York  10017-2070
--------------------------------------------------------------------------------
 Laban P. Jackson, Jr.       Chairman and Chief Executive Officer
                             Clear Creek Properties, Inc.
                             c/o JPMorgan Chase & Co.
                             270 Park Avenue
                             New York, New York 10017
--------------------------------------------------------------------------------
 Lee R. Raymond              Chairman of the Board and Chief Executive Officer
                             Exxon Mobil Corporation
                             c/o JPMorgan Chase & Co.
                             270 Park Avenue
                             New York, New York 10017
--------------------------------------------------------------------------------
 John W. Kessler             Owner
                             John W. Kessler Company
                             c/o JPMorgan Chase & Co.
                             270 Park Avenue
                             New York, New York 10017
--------------------------------------------------------------------------------
 Robert I. Lipp              Chairman
                             The St. Paul Travelers Companies, Inc.
                             c/o JPMorgan Chase & Co.
                             270 Park Avenue
                             New York, New York 10017
--------------------------------------------------------------------------------
 Richard A. Monoogian        Chairman and Chief Executive Officer
                             Masco Corporation
                             c/o JPMorgan Chase & Co.
                             270 Park Avenue
                             New York, New York 10017
--------------------------------------------------------------------------------
 David C. Novak              Chairman and Chief Executive Officer
                             Yum! Brands, Inc.
                             c/o JPMorgan Chase & Co.
                             270 Park Avenue
                             New York, New York 10017
--------------------------------------------------------------------------------
 John R. Stafford            Retired Chairman of the Board
                             Wyeth
                             c/o JPMorgan Chase & Co.
                             270 Park Avenue
                             New York, New York 10017
--------------------------------------------------------------------------------